Service Corporation International Announces Second Quarter 2007 Financial
                                    Results

  - Conference call on Wednesday August 8, 2007, at 9:00 a.m. Central Standard
                                     Time.

      HOUSTON, Aug. 7 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI), which owns and operates funeral service locations and cemeteries, today reported results for the second quarter 2007. Our consolidated financial statements can be found at the end of this press release. The table below summarizes our key GAAP financial results:

                                          Three Months Ended            Six Months Ended
(In millions, except for per share             June 30,                      June 30,
 amounts)                                2007           2006           2007           2006
Revenues                            $     565.5    $     431.4    $   1,173.0    $     873.4
Operating income                           82.8           60.4          180.9          122.6
Net income                                 15.1           25.5           52.8           52.4
Diluted earnings per share                  .05            .09            .18            .18
Net cash provided by operating
 activities                                63.7           71.4          191.6          151.6

      2007 Highlights

      * In the second quarter of 2007, earnings from continuing operations excluding special items were $32.4 million, or $.11 per diluted share compared to $28.4 million, or $0.10 per diluted share in the second quarter of 2006. In the first six months of 2007, earnings from continuing operations excluding special items were $84.1 million, or $.28 per diluted share compared to $58.9 million, or $0.20 per diluted share in the first six months of 2006. Both periods of 2006 include the receipt and recognition of $7.9 million of cemetery endowment care trust fund income as a result of the resolution of disputes over ownership rights to the funds. Earnings from continuing operations excluding special items is a non-GAAP financial measure because this calculation excludes certain non-recurring items. A reconciliation of this non-GAAP financial measure to net income computed in accordance with GAAP is set forth below under the heading "Non-GAAP Financial Measures".

      * Alderwoods operations are accretive to earnings and cash flow and improvement synergies are being realized as expected.

      * Consolidated revenues increased 34.3% to approximately $1.2 billion in the first six months of 2007 compared to 2006.

      * Although impacted by divestitures and the $7.9 million of previously disputed endowment care income recognized in 2006, consolidated gross profit margins for the first six months of 2007 grew to 20.8% compared to 19.8% in 2006.

      * In the first six months of 2007, consolidated North America average revenue per funeral service increased 2.8% to $4,793 compared to $4,661 in the same period of 2006.

      * Cash flow from operating activities increased $40.0 million in the first six months of 2007 to $191.6 million compared to $151.6 million in the first six months of 2006.

      Tom Ryan, the Company's President and Chief Executive Officer, commented on the second quarter of 2007:

      "We delivered another good quarter, with earnings and cash flow on target despite facing difficult volume comparisons and the negative impact from divestitures," said Tom Ryan, President and Chief Executive Officer.

      "Our performance is a credit to the commitment and execution of our entire organization. We continue to make great strides in our key focus areas of integrating Alderwoods, realigning our pricing, and implementing standardized operating metrics. I am confident that we will continue to produce solid results as we move forward through 2007."

      Consolidated Results of Operations - North America

      The following table represents consolidated results from our operations in North America, including the properties acquired in the Alderwoods transaction.

(In millions, except funeral
 services performed, average
 revenue per funeral service or
 per contract sold and total                      Three Months Ended               Six Months Ended
 preneed funeral contracts)                            June 30,                        June 30,
                                                 2007            2006            2007             2006
Funeral
Funeral atneed revenue                       $     251.0     $     180.8     $     536.9      $     375.2
Funeral recognized preneed revenue                 109.2            86.5           233.3            182.9
General agency revenue (1)                          12.4            10.2            22.6             19.7
Kenyon revenue (2)                                   1.6             0.6             2.8              1.9
   Total funeral revenues                    $     374.2     $     278.1     $     795.6      $     579.7

Gross profit                                 $      70.7     $      53.3     $     172.9      $     119.6
Gross margin percentage                             18.9%           19.2%           21.7%            20.6%

Funeral services performed:
   Preneed                                        23,510          19,167          50,987           40,483
   Atneed                                         51,075          37,312         109,685           79,257
   Total                                          74,585          56,479         160,672          119,740

Average revenue per funeral service:
   Preneed                                   $     4,647     $     4,512     $     4,574      $     4,517
   Atneed                                    $     4,914     $     4,846     $     4,895      $     4,735
   Total                                     $     4,830     $     4,733     $     4,793      $     4,661

Preneed funeral production:
   Sales                                     $     106.1     $      79.4     $     224.3      $     160.7
   Total preneed funeral contracts
    sold                                          19,785          16,433          42,489           33,970
   Average revenue per contract              $     5,362           4,832     $     5,279      $     4,731

Cemetery
Cemetery atneed revenue                      $      72.5     $      53.9     $     146.6      $     109.5
Cemetery recognized preneed revenue                 91.0            71.4           176.1            134.8
Other cemetery revenue (3)                          26.2            26.4            51.6             46.2
   Total cemetery revenues                   $     189.7     $     151.7     $     374.3      $     290.5

Gross profit                                 $      32.8     $      30.7     $      71.6      $      52.9
Gross margin percentage                             17.3%           20.2%           19.1%            18.2%

Preneed and atneed cemetery production:
   Preneed and atneed sales                  $     181.1     $     138.5     $     348.1      $     271.9
   Recognition rate (4)                             90.3%           90.5%           92.7%            89.8%

      (1) General Agency (GA) revenues are commissions we receive from third-party insurance companies for life insurance policies or annuities sold to preneed customers for the purpose of funding preneed funeral arrangements.

      (2) Kenyon International Emergency Services (Kenyon) is our disaster response subsidiary that engages in mass fatality and emergency response services.

      (3) Other cemetery revenue is primarily related to endowment care trust fund income and interest and finance charges earned from customer receivables on preneed installments contracts.

      (4) Represents the ratio of current period revenue recognition stated as a percentage of current period sales production.

      For the Three Months Ended June 30, 2007

      Funeral Results

      Consolidated North America funeral revenue increased $96.1 million, or 34.6%, in the second quarter of 2007 compared to the second quarter of 2006. This increase is primarily a result of the addition of Alderwoods operations which contributed $101.6 million in funeral revenues in the second quarter of 2007. Alderwoods average revenue per funeral service was consistent with our expectations and Alderwoods funeral case volume was approximately 3% below our expectations. In addition, we divested of locations which contributed an incremental $8.2 million of revenue in the second quarter of 2006. Our comparable North America funeral revenues which represent locations that were owned in both periods were up $2.7 million, or 1.0%, compared to the second quarter of 2006 as detailed in the table below.

      Consolidated North America funeral gross profit increased $17.3 million in the second quarter of 2007 versus the same period of 2006 primarily due to gross profit contributed from Alderwoods operations. The consolidated gross margin percentage decreased to 18.8% from 19.1% due primarily to Alderwoods operations which historically have had lower gross profit margins, partially offset by synergies achieved in the Alderwoods transaction and cost improvements in our infrastructure. In addition, we divested locations which contributed an incremental $4.8 million of gross profit in the second quarter of 2006 compared to the second quarter of 2007. Gross profit from our comparable North America funeral locations increased $2.1 million, or 4.1% as detailed in the table below primarily due to our strategic pricing initiative and more centralization and standardization in our organization. Comparable North America funeral gross margin percentage increased to 20.2% in the second quarter of 2007 compared to 19.6% in the same period of 2006.

      Other key items impacting funeral results include:

      * The consolidated average revenue per funeral service increased 2.0%, or $97 per service to $4,830. The average revenue at comparable locations increased $228 or 4.8% (as detailed in the table below). These increases reflect the continued benefits of our strategic pricing initiative, which places less emphasis on traditional funeral merchandise and more focus on service offerings.

      * The number of consolidated funeral services performed increased 18,106, or 32.1%, in the second quarter of 2007 compared to the second quarter of 2006. This increase includes 23,065 services performed by locations acquired in the Alderwoods transaction. The increase was partially offset by a decrease from divested locations of 2,828 funeral services. Additionally, SCI comparable funeral services decreased 2,131, or 4.0%, which we attribute to certain local business decisions to exit unprofitable business relationships, primarily related to low-priced direct cremation activities, and a decrease in the number of deaths in the markets in which we operate in the second quarter of 2007. The local business decisions mentioned above were made based on our customer segmentation strategy, which focuses on more profitable opportunities with certain customer segments.

      The table below details comparable funeral results of operations for the three months ended June 30, 2007 and 2006. We regard comparable results of operations as analogous to our "same store" results of operations. For purposes of the following presentation, we consider comparable operations to be those owned for the entire period beginning January 1, 2006 and ending June 30, 2007. Therefore, in the following presentation, we are providing results of operations for the same funeral and cemetery locations in each of the periods presented, which means that our Alderwoods operations are excluded. We believe this presentation provides greater clarity for comparison purposes of our results of operations for each of the periods presented.

(In millions, except funeral
 services performed, average                           Three months ended
 revenue per funeral service)                                June 30,

                                           2007          2006        Change        Change %
Comparable revenue                      $  265.9      $  263.2      $    2.7           1.0%
Comparable gross profit                     53.8          51.7           2.1           4.1%
Comparable gross margin percentage          20.2%         19.6%

Comparable funeral services
 performed:
   Preneed                                17,402        18,105          (703)         (3.9%)
   Atneed                                 33,451        34,879        (1,428)         (4.1%)
   Total                                  50,853        52,984        (2,131)         (4.0%)

Comparable average revenue per
 funeral service                        $  4,997      $  4,769      $    228           4.8%

      Our comparable operations gross profit and gross margin percentage in 2007 above also include new planned field and home office overhead that is needed as a result of the addition of over 600 funeral homes and 100 cemeteries acquired in the Alderwoods transaction.

      Cemetery Results

      Consolidated cemetery revenues increased $38.0 million, or 25.0%, in the second quarter of 2007 compared to the same period of 2006 reflecting a $41.0 million revenue contribution from operations acquired from Alderwoods. This increase was partially offset by a $3.9 million decline in revenue from divested locations. Our comparable cemetery revenues increased $0.9 million in the second quarter of 2007 compared to the same period of 2006 as increased preneed production in the second quarter of 2007 was partially offset by the receipt and recognition of $7.9 million of endowment care income in the second quarter of 2006 as a result of the resolution of disputes over ownership rights to the funds.

      Consolidated cemetery gross profit increased $2.1 million in the second quarter of 2007 compared to the second quarter of 2006 reflecting the addition of gross profit from Alderwoods operations of $4.5 million. We also divested locations with negative gross profits of $(0.5) million in 2006. Our comparable cemetery gross margins decreased $1.9 million in the second quarter of 2007 compared to the second quarter of 2006 and our comparable cemetery gross margin percentage decreased to 19.6% compared to 21.1% in the same period of 2006. This was due to the revenue growth in 2007 being offset by the receipt and recognition of $7.9 million of endowment care income described above in the second quarter of 2006. We estimate that this income positively impacted our comparable cemetery gross margin percentage for the second quarter of 2006 by approximately 450 basis points.

      Other Results

      * General and administrative expenses were $30.3 million in the second quarter of 2007 compared to $20.9 million in the second quarter of 2006. General and administrative costs increased $9.4 million primarily due to $5.6 million of one-time transition and other expenses related to our acquisition of Alderwoods. Additionally, salary expense increased $1.9 million compared to prior year as a result of Alderwoods corporate expenses that are expected to wind down throughout 2007.

      * Interest expense increased to $36.2 million in the second quarter of 2007 compared to $26.6 million in the second quarter of 2006. The increase of $9.6 million resulted from increased borrowings to finance the Alderwoods acquisition in the fourth quarter of 2006.

      * Interest income decreased $4.3 million in the second quarter of 2007 to $2.5 million as expected due to decreases in our average cash balances.

      * Other income, net for the second quarter of 2007 includes income of $5.6 million from our equity investment in operations in France for which no comparable amounts were received in 2006.

      For the Six Months Ended June 30, 2007

      Funeral Results

      Consolidated North America funeral revenue increased $215.9 million, or 37.2%, in the first six months of 2007 compared to the first six months of 2006. This increase is primarily a result of the addition of Alderwoods operations which contributed $217.1 million in funeral revenues in the first six months of 2007. Alderwoods average revenue per funeral service was consistent with our expectations and Alderwoods funeral case volume was approximately 3% below our expectations, which we believe is generally consistent with death trends in North America in the first half of 2007. In addition, we divested locations which contributed $5.1 million of incremental revenue in the first half of 2006. Our comparable North America funeral revenues were up $3.9 million, or 0.7%, compared to the first half of 2006 as detailed in the table below.

      Consolidated North America funeral gross profit increased $53.3 million in the first half of 2007 versus the same period of 2006 primarily due to gross profit contributed from Alderwoods operations of $50.6 million. The consolidated gross margin percentage increased to 21.7% from 20.6% due primarily to synergies achieved in the Alderwoods transaction and cost improvements in our infrastructure, partially offset by a decrease in funeral gross profit contributed from locations that were divested in the second quarter of 2007. We divested locations which contributed an incremental $2.5 million of gross profit in the first half of 2006 compared to the first half of 2007. Gross profit from our comparable North America funeral locations increased $5.3 million or 4.6% as detailed in the table below primarily due to more centralization and standardization in our organization. Comparable North America funeral gross margin percentage increased to 21.9% in the first half of 2007 compared to 21.1% in the same period of 2006.

      Other key items impacting funeral results include:

      * The consolidated average revenue per funeral service increased 2.8%, or $132 per service to $4,793. The average revenue at comparable locations increased $252 or 5.4% (as detailed in the table below). These increases reflect the continued benefits of our strategic pricing initiative, which places less emphasis on traditional funeral merchandise and more focus on service offerings.

      * The number of consolidated funeral services performed increased 40,932, or 34.2%, in the first half of 2007 compared to the same period of 2006. This increase includes 51,659 services performed by locations acquired in the Alderwoods transaction. The increase was partially offset by a decrease from divested locations of 5,430 funeral services. Additionally, SCI comparable funeral services performed decreased 5,297, or 4.7%, which we attribute to certain local business decisions to exit unprofitable business relationships, primarily related to low-priced direct cremation activities, and a decrease in the number of deaths in our markets in the first half of 2007. The local business decisions mentioned above were made based on our customer segmentation strategy, which focuses on more profitable opportunities with certain customer segments.

      The table below details comparable funeral results of operations for the six months ended June 30, 2007 and 2006.

(In millions, except funeral
 services performed, average                               Six months ended
 revenue per funeral service)                                   June 30,
                                            2007           2006         Change         Change %
Comparable revenue                      $    552.0     $    548.1     $      3.9            0.7%
Comparable gross profit                      121.0          115.7            5.3            4.6%
Comparable gross margin percentage            21.9%          21.1%

Comparable funeral services
 performed:
   Preneed                                  36,803         38,209         (1,406)          (3.7%)
   Atneed                                   70,128         74,019         (3,891)          (5.3%)
   Total                                   106,931        112,228         (5,297)          (4.7%)

Comparable average revenue per
 funeral service                        $    4,951     $    4,699     $      252            5.4%

      Our comparable operations gross profit and gross margin percentage in 2007 above also include new planned field and home office overhead that is needed as a result of the addition of over 600 funeral homes and 100 cemeteries acquired in the Alderwoods transaction.

      Cemetery Results

      Consolidated cemetery revenues increased $83.8 million, or 28.8%, in the first half of 2007 compared to the same period of 2006 reflecting a $90.5 million increase from operations acquired from Alderwoods. This increase was offset by a $5.2 million decline in revenue from divested locations. Our comparable cemetery revenues decreased $1.5 million in the first half of 2007 compared to the same period of 2006 as increased preneed production was more than offset by the receipt and recognition of $7.9 million of previously disputed endowment care income in the second quarter of 2006 described earlier.

      Consolidated cemetery gross profit increased $18.7 million in the first half of 2007 compared to the first half of 2006 reflecting the addition of gross profit from Alderwoods operations of $18.8 million. Consolidated cemetery gross margin percentage was 19.1% in the first half of 2007 compared to 18.2% in the same period of 2006. We also divested locations with incremental gross profits in 2007 compared to 2006 of $0.6 million. Our comparable cemetery gross margins decreased $0.7 million in the first half of 2007 compared to the first half of 2006 as increased revenue was offset by the receipt and recognition of $7.9 million of previously disputed endowment care income in the second quarter of 2006. We estimate that this income positively impacted our comparable cemetery gross margin percentage for the first half of 2006 by approximately 240 basis points. Comparable North America cemetery margin percentage was 19.3% in the first half of 2007 compared to 19.5% in the first half of 2006.

      Other Results

      * General and administrative expenses were $65.7 million in the first half of 2007 compared to $42.9 million in the first half of 2006. General and administrative costs increased $22.8 million primarily due to $16.9 million of one-time transition and other expenses related to our acquisition of Alderwoods. Additionally, salary expense increased $4.8 million compared to prior year as a result of Alderwoods corporate expenses that are expected to wind down throughout 2007.

      * Interest expense increased to $73.8 million in the first half of 2007 compared to $53.3 million in the first half of 2006. The increase of $20.5 million resulted from increased borrowings to finance the Alderwoods acquisition in the fourth quarter of 2006.

      * Interest income decreased $8.7 million in the first half of 2007 to $4.1 million as expected due to decreases in our average cash balances.

      * Other income net for the first half of 2007 includes income of $6.3 million from our equity investment in operations in France for which no comparable amounts were received in 2006..

      Cash Flow & Capital Expenditures

      Cash flows from operating activities in the first six months of 2007 were $191.6 million compared to $151.6 million in the first six months of 2006. Included in the first six months of 2007 are one-time transition costs related to the Alderwoods acquisition and integration of $19.5 million and $11.4 million of premiums paid on the early extinguishment of debt. Excluding the above items, cash flow from operations increased approximately $70.9 million. The receipt of $20.6 million in trust proceeds arising from our recent reconciliations of the preneed funeral and cemetery trust fund backlog of Alderwoods, and $14 million from our internal working capital improvement initiatives were essentially offset by other operating and working capital declines. These declines included $21.0 million in additional interest payments resulting from increased borrowings to finance the Alderwoods acquisition, $12 million in additional cash tax payments, and $7.9 million of previously disputed endowment care funds received in the first half of 2006 for which no comparable amounts were received in 2007. After taking into account the above items, the remaining increase in cash flows from operations in the first half of 2007 was primarily driven by operating cash flows generated as a result of adding the Alderwoods locations to our company.

      A summary of our capital expenditures is set forth below:

(In millions)                                          Capital Expenditures
                                                         Six Months Ended
                                                      June 30,        June 30,
                                                        2007            2006

Capital improvements at existing locations              41.6            23.8
Development of cemetery property                        22.4            14.7
Construction of new funeral home facilities and
other growth capital                                     1.4             2.0
Total capital expenditures                           $  65.4         $  40.5

      NON-GAAP FINANCIAL MEASURES

      Earnings from Continuing Operations Excluding Special Items

      Earnings from continuing operations excluding special items is a non-GAAP financial measure. We believe this non-GAAP financial measure provides a consistent basis for comparison between quarters and enhances the understanding of the performance of our core operations, as it is not influenced by certain income and expense items not affecting continuing operations. We also believe this measure helps facilitate comparisons to our competitors' operating results.

      Set forth below is a reconciliation of Earnings from continuing operations excluding special items to our reported net income. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

                                      Three Months Ended                           Six Months Ended
(In millions, except            June 30,              June 30,              June 30,               June 30,
 diluted EPS)                    2007                   2006                  2007                   2006

                            Net      Diluted       Net      Diluted      Net      Diluted       Net      Diluted
                          Income       EPS       Income       EPS      Income       EPS       Income       EPS
Net income
 reported                $  15.1     $   .05    $  25.5     $   .09   $  52.8     $   .18    $  52.4     $   .18

After-tax
 reconciling
 items:
   (Gains) losses
    on dispositions
    and impairment
    charges, net             9.7         .03        3.0         .01      18.3         .06        6.7         .02
   Loss on early
    extinguishment
    of debt                  7.0         .03         --          --       8.4         .03         --          --
   Alderwoods
    transition
    costs                    2.8         .01         --          --       9.7         .03         --          --
   Discontinued
    operations              (2.2)       (.01)      (0.1)         --      (5.1)       (.02)      (0.2)         --
Earnings from
 continuing
 operations
 excluding special
 items                   $  32.4     $   .11    $  28.4     $   .10   $  84.1     $   .28    $  58.9     $   .20
Diluted weighted
 average shares
 outstanding (in
 thousands)                          296,124                297,501               297,480                297,784

      Conference Call and Webcast

      We will host a conference call on Wednesday, August 8, 2007, at 9:00 a.m. Central Standard Time. A question and answer session will follow a brief presentation made by management. The conference call dial-in number is (617) 614-3453 with the passcode of 11878005. The conference call will also be broadcast live via the Internet and can be accessed through our website at www.sci-corp.com and can be accessed by clicking on "Webcasts and Presentations" in the Investors section of the website. A replay of the conference call will be available through August 22, 2007 and can be accessed at (617) 801-6888 with the confirmation code of 18151155. Additionally, a replay of the conference call will be available on our website for at least ninety days and can be accessed by clicking on "Webcasts and Presentations" in the Investors section of the website.

      Cautionary Statement on Forward-Looking Statements

      The statements in this Form 10-Q that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate," or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us or on our behalf. Important factors, which could cause actual results to differ materially from those in forward-looking statements include, among others, the following:

      * Changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, as well as currency and interest rate fluctuations) that could negatively affect us, particularly, but not limited to, levels of trust fund income, interest expense, pension expense, and negative currency translation effects.

      * Our ability to successfully integrate Alderwoods or to fully realize the anticipated benefits of the acquisition.

      * The outcomes of pending lawsuits, proceedings, and claims against us and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us.

      * Allegations regarding compliance with laws, regulations, industry standards, and customs regarding burial procedures and practices.

      * The amounts payable by us with respect to our outstanding legal matters exceed our established reserves.

      * The outcome of a pending Internal Revenue Service audit. We maintain accruals for tax liabilities that relate to uncertain tax matters. If these tax matters are unfavorably resolved, we will make any required payments to tax authorities. If these tax matters are favorably resolved, the accruals maintained by us will no longer be required, and these amounts will be reversed through the tax provision at the time of resolution.

      * Our ability to manage changes in consumer demand and/or pricing for our products and services due to several factors, such as changes in numbers of deaths, cremation rates, competitive pressures, and local economic conditions.

      * Changes in domestic and international political and/or regulatory environments in which we operate, including potential changes in tax, accounting, and trusting policies.

      * Changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.

      * Our ability to successfully access surety and insurance markets at a reasonable cost.

      * Our ability to successfully leverage our substantial purchasing power with certain of our vendors.

      * The effectiveness of our internal control over financial reporting, and our ability to certify the effectiveness of the internal controls and to obtain an unqualified attestation report of our auditors regarding the effectiveness of our internal control over financial reporting.

      * Our credit agreement and privately placed debt securities that may prevent us from engaging in certain transactions.

      * Our ability to buy our common stock under our share repurchase programs which could be impacted by, among others, restrictive covenants in our bank agreements, unfavorable market conditions, the market price of our common stock, the nature of other investment opportunities presented to us from time to time, and the availability of funds necessary to continue purchasing common stock.

      For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2006 Annual Report on Form 10-K. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

      About Service Corporation International

      Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. At June 30, 2007, we owned and operated more than 1,500 funeral homes and 400 cemeteries (of which over 230 are combination locations) in 45 states, eight Canadian provinces, the District of Columbia and Puerto Rico. Through our businesses, we market the Dignity Memorial(R) brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial(R), please visit www.dignitymemorial.com.

      For additional information contact:

      Investors: Debbie Young - Director / Investor Relations (713) 525-9088

      Media: Robyn Sadowsky - Director / Corporate Communications (713) 525-7795

                        SERVICE CORPORATION INTERNATIONAL
                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (In thousands, except per share amounts)

                                         Three months ended                   Six months ended
                                              June 30,                            June 30,
                                       2007              2006              2007              2006
Revenues                          $    565,492      $    431,400      $  1,173,047      $    873,401
Costs and expenses                    (462,131)         (347,212)         (928,532)         (700,519)
Gross profit                           103,361            84,188           244,515           172,882
General and administrative
 expenses                              (30,281)          (20,922)          (65,680)          (42,929)
Gains (losses) on
 dispositions and
 impairment charges, net                 9,743            (2,881)            2,063            (7,391)
Operating income                        82,823            60,385           180,898           122,562
Interest expense                       (36,165)          (26,609)          (73,762)          (53,337)
Loss on early
 extinguishment of debt                (12,122)               --           (14,480)               --
Interest income                          2,478             6,782             4,070            12,763
Other income, net                        4,836               203             3,338             1,195
Income from continuing
 operations before
 income taxes                           41,850            40,761           100,064            83,183
Provision for income
 taxes                                 (28,941)          (15,404)          (52,438)          (31,049)
Income from continuing
 operations                             12,909            25,357            47,626            52,134
Income from discontinued
 operations (net of income
 tax provision (benefit)
 of $1,223, ($13), $1,960
 and $83, respectively)                  2,209                93             5,134               242
Net income                        $     15,118      $     25,450      $     52,760      $     52,376
Basic earnings per share:
Income from continuing
 operations                       $        .04      $        .09      $        .16      $        .18
Income from discontinued
 operations, net of tax                    .01                --               .02                --
Net income                        $        .05      $        .09      $        .18      $        .18
Diluted earnings per share:
Income from continuing
 operations                       $        .04      $        .09      $        .16      $        .18
Income from discontinued
 operations, net of tax                    .01                --               .02                --
Net income                        $        .05      $        .09      $        .18      $        .18
Basic weighted average
 number of shares                      290,577           293,409           291,941           293,580
Diluted weighted average
 number of shares                      296,124           297,501           297,480           297,784
Dividends declared per share      $       .030      $       .025      $       0.60      $       .050

                        SERVICE CORPORATION INTERNATIONAL
                           CONSOLIDATED BALANCE SHEET
                      (In thousands, except share amounts)

                                                        June 30,        December 31,
                                                          2007              2006
Assets
Current assets:
 Cash and cash equivalents                           $    222,785      $     39,880
 Receivables, net                                         102,107           107,194
 Inventories                                               39,017            39,535
 Current assets of discontinued operations                  2,480             2,236
 Current assets held for sale                               3,033             6,330
 Other                                                     37,363            43,162
  Total current assets                                    406,785           238,337
Preneed funeral receivables and trust
 investments                                            1,546,224         1,516,676
Preneed cemetery receivables and trust
 investments                                            1,550,552         1,522,584
Cemetery property, at cost                              1,465,152         1,495,248
Property and equipment, net                             1,605,899         1,641,353
Goodwill                                                1,260,587         1,264,272
Non-current assets of discontinued operations             380,579           371,132
Non-current assets held for sale                          169,407           349,311
Deferred charges and other assets                         396,861           436,545
Cemetery perpetual care trust investments                 958,947           893,931
                                                     $  9,740,993      $  9,729,389
Liabilities & Stockholders' Equity
Current liabilities:
 Accounts payable and accrued liabilities            $    305,374      $    341,173
 Current maturities of long-term debt                     103,837            46,176
 Current liabilities of discontinued operations             3,071             2,351
 Current liabilities held for sale                            157               419
 Income taxes                                              22,498            17,828
  Total current liabilities                               434,937           407,947
Long-term debt                                          1,837,318         1,912,696
Deferred preneed funeral revenues                         541,472           537,792
Deferred preneed cemetery revenues                        735,098           754,193
Deferred income taxes                                      99,866           177,341
Non-current liabilities of discontinued
 operations                                               324,383           311,498
Non-current liabilities held for sale                     116,161           239,800

Other liabilities                                         479,506           357,418
Non-controlling interest in funeral and
 cemetery trusts                                        2,609,718         2,548,743
Non-controlling interest in cemetery
 perpetual care trusts                                    955,358           887,186

Stockholders' equity:
 Common stock, $1 per share par value,
  500,000,000 shares authorized,
  288,103,566 and 293,222,114, issued and
  outstanding (net of 7,975,808 and
  10,000 treasury shares, at par,
  respectively)                                           288,104           293,222
 Capital in excess of par value                         2,046,825         2,135,649
 Accumulated deficit                                     (841,647)         (906,394)
 Accumulated other comprehensive income                   113,894            72,298
  Total stockholders' equity                            1,607,176         1,594,775
                                                     $  9,740,993      $  9,729,389

                        SERVICE CORPORATION INTERNATIONAL
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (In thousands)

                                                             Six months ended
                                                                 June 30,
                                                          2007              2006
Cash flows from operating activities:
 Net income                                          $     52,760      $     52,376
 Adjustments to reconcile net income to net
  cash provided by operating activities:
  Net income from discontinued operations,
   net of tax                                              (5,134)             (242)
  Loss on early extinguishment of debt                     14,480                --
  Premiums paid on early extinguishment
   of debt                                                (11,368)               --
  Depreciation and amortization                            66,876            45,670
  Amortization of cemetery property                        17,800            12,743
  Amortization of loan cost                                 3,617             5,070
  Provision for doubtful accounts                           6,688             4,718
  Provision for deferred income taxes                      38,024            24,966
  (Gains) losses on dispositions and
   impairment charges, net                                 (2,063)            7,391
  Share-based compensation                                  5,980             3,856
  Excess tax benefits from share based awards              (4,123)               --
  Equity in earnings of unconsolidated
   subsidiaries                                            (6,270)             (137)
 Change in assets and liabilities, net of
  effects from acquisitions and dispositions:
  (Increase) decrease in receivables                       (5,222)           18,001
  Increase in other assets                                (10,112)          (16,431)
  Decrease in payables and other liabilities              (40,626)          (39,150)
  Net effect of preneed funeral production
   and maturities                                          14,651             4,421
  Net effect of cemetery production and
   deliveries                                              38,647            27,866
  Other                                                      (329)             (264)
Net cash provided by operating activities
 from continuing operations                               174,276           150,854
Net cash provided by operating activities
 from discontinued operations                              17,279               749
Net cash provided by operating activities                 191,555           151,603
Cash flows from investing activities:
  Capital expenditures                                    (65,392)          (40,533)
  Proceeds from divestitures and sales of
   property and equipment                                 214,494            26,744
  Acquisitions                                               (212)          (14,677)
  Net (deposits) withdrawals of restricted
   funds and other                                           (238)           10,613
Net cash provided by (used in) investing
 activities from continuing operations                    148,652           (17,853)
Net cash (used in) provided by investing
 activities from discontinued operations                   (8,546)           11,155
Net cash provided by (used in) investing
 activities                                               140,106            (6,698)
Cash flows from financing activities:
  Proceeds from long-term debt issued                     398,996                --
  Debt issuance costs                                      (6,443)               --
  Payments of debt                                         (2,152)          (13,713)
  Principal payments on capital leases                    (13,807)          (10,701)
  Early extinguishment of debt                           (422,641)               --
  Proceeds from exercise of stock options                  13,189             2,402
  Purchase of Company common stock                       (103,598)          (27,870)
  Excess tax benefits from share based awards               4,123                --
  Payments of dividends                                   (17,645)          (14,719)
  Bank overdrafts and other                                 2,211                --
Net cash used in financing activities from
 continuing operations                                   (147,767)          (64,601)
Net cash used in financing activities from
 discontinued operations                                   (2,113)               --
Net cash used in financing activities                    (149,880)          (64,601)
Effect of foreign currency                                  1,124             2,085
Net increase in cash and cash equivalents                 182,905            82,389
Cash and cash equivalents at beginning
 of period                                                 39,880           446,782
Cash and cash equivalents at end of period           $    222,785      $    529,171

SOURCE Service Corporation International